Exhibit 99.1

Contact:
Marshall Loeb, President and CEO
Brent Wood, CFO
EastGroup Properties Announces	(601) 354-3555

Second Quarter 2019 Results

Second Quarter 2019 Results

•
Net Income Attributable to Common Stockholders of $0.73 Per Share for Second Quarter 2019 Compared to $0.52 Per Share for Second Quarter 2018 (2019 Included Gains on Sales of Real Estate Investments of $9.1 Million, or $0.25 Per Share; There Were No Sales in Second Quarter 2018)

•	Funds from Operations of $1.22 Per Share for Second Quarter 2019 Compared to $1.16 Per Share for Second Quarter 2018, an Increase of 5.2%

•	Funds from Operations Excluding Gain on Casualties and Involuntary Conversion of $1.21 Per Share for Second Quarter 2019 and $1.13 Per Share for Second Quarter 2018, an Increase of 7.1%

•
Same Property Net Operating Income for the Annual Same Property Pool Excluding Income From Lease Terminations for Second Quarter 2019 Increased 3.5% on a Straight-Line Basis and 4.9% on a Cash Basis Compared to Second Quarter 2018

•	97.5% Leased and 96.5% Occupied as of June 30, 2019; Average Occupancy of 96.6% for the Quarter

•	Rental Rates on New and Renewal Leases Increased an Average of 17.2% on a Straight-Line Basis

•	Acquired 142,000 Square Feet of Value-Add Properties for $13.0 Million and 382,000 Square Feet of Operating Properties for $48.3 Million During the Quarter

•	Acquired 53 Acres of Development Land for $14.4 Million and 6.5 Acres of Operating Land for $13.4 Million During the Quarter

•	Started Construction of Four Development Projects Containing 523,000 Square Feet with Projected Total Costs of $50 Million

•	Transferred Four Development and Value-Add Projects (513,000 Square Feet) to the Real Estate Portfolio

•	Development and Value-Add Program Consisted of 20 Projects (2.6 Million Square Feet) at June 30, 2019 with a Projected Total Investment of $249 Million

•	Sold an Operating Property Containing 186,000 Square Feet for $14.9 Million (Gain of $9.1 Million Not Included in FFO)

•	Declared 158th Consecutive Quarterly Cash Dividend: $0.72 Per Share

•	Issued 790,052 Shares of Common Stock Pursuant to the Company’s Continuous Common Equity Program at an Average Price of $113.91 During the Quarter for Gross Proceeds of $90.0 Million

JACKSON, MISSISSIPPI, July 24, 2019 - EastGroup Properties, Inc. (NYSE: EGP) (the “Company”) announced today the results of its operations for the three and six months ended June 30, 2019.

Commenting on EastGroup’s performance, Marshall Loeb, CEO, stated, “We believe our second quarter results are proof of the strength and depth of our team, the quality of our portfolio and the continued health within the broad industrial market. We are well positioned to reap the benefits of a strong economy and the persistent growing evolution within the last mile logistics market. The advancing shift for distribution to be closer to the consumer, and ideally a growing consumer base, affirms our in-fill, shallow bay, Sunbelt operating strategy.”

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EARNINGS PER SHARE

Three Months Ended June 30, 2019
On a diluted per share basis, earnings per common share (“EPS”) was $0.73 for the three months ended June 30, 2019, compared to $0.52 for the same period of 2018. The Company’s property net operating income (“PNOI”) increased by $6,659,000 ($0.18 per share) for the three months ended June 30, 2019, as compared to the same period of 2018. EastGroup recognized gains on sales of real estate investments of $9,081,000 ($0.25 per share) during the three months ended June 30, 2019; there were no sales during the same period of 2018. In addition, depreciation and amortization expense increased by $4,483,000 ($0.12 per diluted share) during the first quarter of 2019 as compared to the same period of 2018. During the three months ended June 30, 2019, EastGroup recognized gain on casualties and involuntary conversion of $248,000 ($0.01 per share), compared to $1,150,000 ($0.03 per share) during the same period of 2018.

Six Months Ended June 30, 2019
Diluted EPS for the six months ended June 30, 2019, was $1.35 compared to $1.34 for the same period of 2018. PNOI increased by $11,604,000 ($0.32 per share) for the six months ended June 30, 2019, as compared to the same period of 2018. Depreciation and amortization expense increased by $6,544,000 ($0.18 per share) during the six months ended June 30, 2019, as compared to the same period of 2018. During the six months ended June 30, 2019, EastGroup recognized gain on casualties and involuntary conversion of $348,000 ($0.01 per share), compared to $1,150,000 ($0.03 per share) during the same period of 2018.

FUNDS FROM OPERATIONS AND PROPERTY NET OPERATING INCOME

Three Months Ended June 30, 2019
For the quarter ended June 30, 2019, funds from operations attributable to common stockholders (“FFO”) was $1.22 per share compared to $1.16 per share for the same quarter of 2018, an increase of 5.2%. FFO Excluding Gain on Casualties and Involuntary Conversion was $1.21 per share for the three months ended June 30, 2019 compared to $1.13 per share for the same quarter of 2018, an increase of 7.1%.

PNOI increased by $6,659,000, or 12.7%, during the quarter ended June 30, 2019, compared to the same period of 2018. PNOI increased $3,215,000 from newly developed and value-add properties, $2,534,000 from same property operations (based on the annual same property pool) and $1,157,000 from 2018 and 2019 acquisitions; PNOI decreased $286,000 from operating properties sold in 2018 and 2019.

The annual same property pool PNOI Excluding Income from Lease Terminations increased 3.5% for the quarter ended June 30, 2019, compared to the same quarter in 2018; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), same PNOI increased 4.9%. The annual same property pool for the second quarter of 2019 includes properties which were included in the operating portfolio for the entire period from January 1, 2018 through June 30, 2019; this pool is comprised of properties containing 36,762,000 square feet.

Rental rates on new and renewal leases (5.0% of total square footage) increased an average of 17.2% for the second quarter.

Six Months Ended June 30, 2019
FFO for the six months ended June 30, 2019 was $2.42 per share compared to $2.31 per share during the same period of 2018, an increase of 4.8%. The Company initially reported FFO of $2.32 per share during the six months ended June 30, 2018. In connection with the Company’s adoption of the Nareit Funds from Operations White Paper - 2018 Restatement, the Company now excludes from FFO the gains and losses on sales of non-operating real estate and assets incidental to the Company’s business and therefore adjusted the prior year results, including the Company’s FFO for 2018, to conform to the updated definition of FFO. FFO Excluding Gain on Casualties and Involuntary Conversion was $2.41 per share for the six months ended June 30, 2019 compared to $2.27 per share for the same quarter of 2018, an increase of 6.2%.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

PNOI increased by $11,604,000, or 11.2%, during the six months ended June 30, 2019, compared to the same period of 2018. PNOI increased $5,707,000 from newly developed and value-add properties, $4,395,000 from same property operations and $1,979,000 from 2018 and 2019 acquisitions; PNOI decreased $571,000 from operating properties sold in 2018 and 2019.

The annual same property pool PNOI Excluding Income from Lease Terminations increased 3.6% for the six months ended June 30, 2019, compared to the same period of 2018; on a cash basis, same PNOI increased 4.7%.

Rental rates on new and renewal leases (9.1% of total square footage) increased an average of 15.8% for the six months ended June 30, 2019.

FFO, FFO Excluding Gain on Casualties and Involuntary Conversion, PNOI and Same PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Same PNOI, and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO and FFO Excluding Gain on Casualties and Involuntary Conversion are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

ACQUISITIONS AND DISPOSITIONS

In late April, EastGroup acquired Logistics Center 6 & 7, which contains a total of 142,000 square feet of multi-tenant distribution space in two buildings in Dallas. The buildings, which are located in a master-planned park on DFW International Airport-owned property with a 40-year ground lease, were developed in 2018. The buildings were 19% leased at the time of acquisition and are currently 68% leased. The value-add property was acquired for $13 million, and the Company estimates its total investment in the property, including improvements during the lease-up phase, will be approximately $15 million.

In May, the Company acquired Airways Business Center in Denver for $48 million. The 95% leased, four-building complex includes 382,000 square feet in the airport submarket of Denver.

Also in May, EastGroup acquired 6.5 acres of land in the central submarket of San Diego for $13.4 million. In July 2019, the Company deeded this land into a joint venture arrangement with a 5% partner, whereby EastGroup is the 95% partner in the joint venture. The land is currently leased to a customer that operates a parking lot on the site. In the future, EastGroup and its joint venture partner plan to develop a distribution building containing approximately 125,000 square feet on the site.

Also in May, the Company acquired 20 acres of land in the northwest submarket of Houston for $5.7 million. EastGroup has plans for the site to accommodate the future development of Northwest Crossing, which will contain three buildings totaling approximately 275,000 square feet.

In June, EastGroup acquired 33.2 acres of land in Katy (Houston), Texas, for $8.8 million. The Company has plans for the future development of Grand West Crossing, which will contain up to six buildings totaling approximately 480,000 square feet, on the site.

EastGroup is currently under contract to purchase 385 Business Park in Greenville, South Carolina, a new market for the Company. The recently developed, multi-tenant distribution building contains 155,000 square feet and is 100% leased. The building is currently 35% occupied, and the Company expects the property to be 100% occupied upon completion of the remaining tenant improvements in early 2020. The $14 million acquisition is expected to close during the third quarter of 2019.

The Company is under contract to purchase Interstate Commons Distribution Center in the southwest submarket of Phoenix for $9.2 million. Through eminent domain procedures, the Company previously sold the property to the Arizona Department of Transportation in 2016. The two multi-tenant distribution buildings, which are located adjacent

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

to existing EastGroup assets, contain 142,000 square feet and will be re-developed by the Company with a projected total investment of $12 million. The value-add acquisition is expected to close during the second half of 2019.

In May, EastGroup completed the sale of Altamonte Commerce Center, an eight-building complex in Orlando containing 186,000 square feet, for $14.9 million. The Company recognized a gain on the sale of $9.1 million, which is included in Gain on sales of real estate investments; this gain is excluded from FFO.

The Company and its joint venture partner are currently under contract to sell University Business Center 130, a 40,000 square foot building in Santa Barbara, for $11.5 million. EastGroup owns 80% of the building through a joint venture arrangement. The sale is expected to close during the third quarter of 2019, and the Company expects to record a gain on the sale which will not be included in FFO.

DEVELOPMENT AND VALUE-ADD PROPERTIES

During the second quarter of 2019, EastGroup began construction of four development projects in four different cities. The buildings will contain a total of 523,000 square feet and have projected total costs of $50 million.

The development projects started during the first six months of 2019 are detailed in the table below:

Development Projects Started in 2019	Location	Size	Anticipated Conversion Date	Projected Total Costs
		(Square feet)		(In thousands)

Eisenhauer Point 9	San Antonio, TX	82,000	12/2019	$6,400
World Houston 45	Houston, TX	160,000	12/2019	18,000
Gateway 5	Miami, FL	187,000	09/2020	22,400
Parc North 6	Dallas, TX	96,000	09/2020	8,900
Steele Creek IX	Charlotte, NC	125,000	10/2020	9,800
SunCoast 6	Ft. Myers, FL	81,000	10/2020	8,400
Horizon VIII & IX	Orlando, FL	216,000	11/2020	18,800
World Houston 43	Houston, TX	86,000	11/2020	7,300
Gilbert Crossroads A & B	Phoenix, AZ	140,000	12/2020	15,600
Total Development Projects Started		1,173,000		$115,600

At June 30, 2019, EastGroup’s development and value-add program consisted of 20 projects (2,646,000 square feet) in 10 cities. The projects, which were collectively 50% leased as of July 23, 2019, have a projected total cost of $249 million.

During the second quarter, EastGroup transferred (at the earlier of 90% occupied or one year after completion) four development projects, Horizon XI in Orlando, Falcon Field in Phoenix, Gateway 1 in Miami, and SunCoast 5 in Ft. Myers, to the real estate portfolio. The projects, three of which are fully occupied, contain a total of 513,000 square feet.

The development and value-add properties transferred to the real estate portfolio during the first six months of 2019 are detailed in the table below.

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Development and Value-Add Properties Transferred to Real Estate Properties in 2019	Location	Size	Conversion Date	Cumulative Cost as of 6/30/19	Percent Leased as of 7/23/19
		(Square feet)		(In thousands)

Siempre Viva	San Diego, CA	115,000	01/2019	$14,142	100%
CreekView 121 3 & 4	Dallas, TX	158,000	03/2019	15,909	100%
Horizon VI	Orlando, FL	148,000	03/2019	12,258	100%
Horizon XI	Orlando, FL	135,000	04/2019	9,940	100%
Falcon Field	Phoenix, AZ	97,000	05/2019	8,774	57%
Gateway 1	Miami, FL	200,000	05/2019	24,535	100%
SunCoast 5	Ft. Myers, FL	81,000	05/2019	8,050	100%
Total Projects Transferred		934,000		$93,608	96%

Subsequent to quarter-end, EastGroup began construction of Tri-County Crossing 3 & 4 in San Antonio. The 203,000 square foot, two-building project has a projected total cost of $14.7 million.

DIVIDENDS

EastGroup declared cash dividends of $0.72 per share in the second quarter of 2019. The second quarter dividend, which was paid on July 15, 2019, was the Company’s 158th consecutive quarterly cash distribution to shareholders.  The Company has increased or maintained its dividend for 26 consecutive years and has increased it 23 years over that period, including increases in each of the last seven years.  The annualized dividend rate of $2.88 per share yielded 2.4% on the closing stock price of $118.24 on July 23, 2019.

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 20.7% at June 30, 2019.  For the second quarter, the Company had interest and fixed charge coverage ratios of 6.11x and a debt to earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”) ratio of 5.25x.

During the second quarter, EastGroup issued and sold 790,052 shares of common stock under its continuous equity program at an average price of $113.91 per share, providing gross proceeds to the Company of $90.0 million. During the six months ended June 30, 2019, EastGroup issued and sold 1,022,257 shares of common stock under its continuous equity program at an average price of $112.49 per share, providing gross proceeds to the Company of $115.0 million.

In April, EastGroup repaid a mortgage loan with a balance of $45.7 million, an interest rate of 7.5% and an original maturity date of May 5, 2019.

During the second quarter, EastGroup executed interest rate lock agreements for $110 million of senior unsecured private placement notes with two insurance companies. The $75 million note will have a 10-year term and a fixed interest rate of 3.47% with semi-annual interest payments. The $35 million note will have a 12-year term and a fixed interest rate of 3.54% with semi-annual interest payments. The Company plans to close the notes during the third quarter of 2019. The notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

In June, Moody’s Investors Service affirmed EastGroup’s issuer rating of Baa2 with a stable outlook.

OUTLOOK FOR 2019

EPS for 2019 is now estimated to be in the range of $2.41 to $2.49.  Estimated FFO per share attributable to common stockholders for 2019 is now estimated to be in the range of $4.89 to $4.97. The Company raised the mid-point of FFO guidance from $4.89 to $4.93. The table below reconciles projected net income attributable to common

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stockholders to projected FFO. The estimated net income attributable to common stockholders is not a projection and is provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

	Low Range		High Range
	Q3 2019	Y/E 2019	Q3 2019	Y/E 2019
	(In thousands, except per share data)

Net income attributable to common stockholders	$19,696	90,305	21,214	93,307
Depreciation and amortization	26,789	104,452	26,789	104,452
Gain on sales of real estate investments	—	(11,406)	—	(11,406)
Funds from operations attributable to common stockholders	$46,485	183,351	48,003	186,353

Diluted shares	37,934	37,521	37,934	37,521

Per share data (diluted):
Net income attributable to common stockholders	$0.52	2.41	0.56	2.49
Funds from operations attributable to common stockholders	1.23	4.89	1.27	4.97

The following assumptions were used for the mid-point:

Metrics	Revised Guidance for Year 2019	April Earnings Release Guidance for Year 2019	Actual for Year 2018
FFO per share	$4.89 - $4.97	$4.84 - $4.94	$4.66 (1)
FFO per share increase over prior year period (1)	5.8%	4.9%	9.6%
Same PNOI growth (excluding income from lease terminations):
Straight-line basis — annual same property pool	3.1% - 3.9% (2)	2.9% - 3.9% (2)	3.8%
Cash basis — annual same property pool (3)	4.0% - 4.8% (2)	3.8% - 4.8% (2)	4.3%
Average month-end occupancy	96.6%	96.4%	96.1%
Lease termination fee income	$1,050,000	$765,000	$294,000
Reserves for uncollectible rent	$765,000	$800,000	$784,000
Development starts:
Square feet	2.1 million	1.7 million	1.7 million
Projected total investment	$200 million	$160 million	$148 million
Value-add property acquisitions	$70 million	$55 million	$14 million
Operating property acquisitions	$75 million	$50 million	$57 million
Operating property dispositions (Potential gains on dispositions are not included in the projections)	$45 million	$45 million	$23 million
Unsecured debt closing in period	$190 million at 3.8% weighted average interest rate	$160 million at 4.5% weighted average interest rate	$60 million at 3.93%
Common stock issuances	$265 million	$145 million	$159 million
General and administrative expense	$15.8 million	$15.6 million	$13.8 million

(1) The Company initially reported FFO of $4.67 for the year 2018. In connection with the Company’s adoption of the Nareit Funds from Operations White Paper - 2018 Restatement, the Company now excludes from FFO the gains and losses on sales of non-operating real estate and assets incidental to the Company’s business and therefore adjusted the prior year results, including the Company’s FFO for 2018, to conform to the updated definition of FFO.

(2) Includes properties which have been in the operating portfolio since 1/1/18 and are projected to be in the operating portfolio through 12/31/19 (annual same property pool); includes 36,391,000 square feet.

(3) Cash basis excludes straight-line rent adjustments and amortization of market rent intangibles for acquired leases.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) funds from operations attributable to common stockholders (“FFO”), and (2) property net operating income (“PNOI”), defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company’s share of income and property operating expenses from its less-than-wholly-owned real estate investments.

FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”).  In December 2018, Nareit issued the “Nareit Funds from Operations White Paper - 2018 Restatement” (the “2018 White Paper”), which reaffirmed, and in some cases refined, Nareit's prior determinations concerning FFO. The guidance in the 2018 White Paper allows preparers an option as it pertains to whether gains or losses on sale, or impairment charges, on real estate assets incidental to a REIT's business are excluded from the calculation of FFO. EastGroup has made the election to exclude activity related to such assets that are incidental to our business. The Company has revised prior periods to reflect this guidance. FFO is calculated as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles ("GAAP"), excluding gains and losses from sales of real estate property (including other assets incidental to the Company’s business) and impairment losses, adjusted for real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FFO Excluding Gain on Casualties and Involuntary Conversion is calculated as FFO (as defined above), adjusted to exclude gain on casualties and involuntary conversion. The Company believes that the exclusion of gain on casualties and involuntary conversion presents a more meaningful comparison of operating performance.

EastGroup sometimes refers to PNOI from Same Properties as “Same PNOI” in this press release and the accompanying reconciliation; the Company also presents Same PNOI Excluding Income from Lease Terminations. The Company presents Same PNOI and Same PNOI Excluding Income from Lease Terminations as a property-level supplemental measure of performance used to evaluate the performance of the Company’s investments in real estate assets and its operating results on a same property basis. The Company believes it is useful to evaluate Same PNOI Excluding Income from Lease Terminations on both a straight-line and cash basis. The straight-line basis is calculated by averaging the customers’ rent payments over the lives of the leases; GAAP requires the recognition of rental income on the straight-line basis. The cash basis excludes adjustments for straight-line rent and amortization of market rent intangibles for acquired leases; the cash basis is an indicator of the rents charged to customers by the Company during the periods presented and is useful in analyzing the embedded rent growth in the Company’s portfolio. Same Properties is defined as operating properties owned during the entire current period and prior year reporting period. Properties developed or acquired are excluded until held in the operating portfolio for both the current and prior year reporting periods. Properties sold during the current or prior year reporting periods are also excluded.

FFO and PNOI are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other real estate investment trusts (“REITs”).  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

The Company’s chief decision makers also use Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) in making decisions. EBITDAre is defined as Net Income, adjusted for gains and losses from sales of real estate investments, non-operating real estate and other assets incidental to the Company’s business, interest expense, income tax expense, depreciation and amortization. EBITDAre is a non-GAAP financial measure used to measure the Company’s operating performance and its ability to meet interest payment obligations and pay quarterly stock dividends on an unleveraged basis.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EastGroup’s chief decision makers also use its Debt-to-EBITDAre ratio, a non-GAAP financial measure calculated by dividing the Company’s debt by its EBITDAre, in analyzing the financial condition and operating performance of the Company relative to its leverage.

The Company’s interest and fixed charge coverage ratios are non-GAAP financial measures calculated by dividing the Company’s EBITDAre by its interest expense. These ratios provide a basis for analysis of the Company’s leverage, operating performance, and its ability to service the interest payments due on its debt.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its second quarter and review the Company’s current operations on Thursday, July 25, 2019, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-877-876-9174 (conference ID: EastGroup) or by webcast through a link on the Company’s website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available until Thursday, August 1, 2019.  The telephone replay can be accessed by dialing 1-800-839-5146, and the webcast replay can be accessed through a link on the Company’s website at www.eastgroup.net.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available under Quarterly Results in the Investor Relations section of the Company’s website at www.eastgroup.net or upon request by calling the Company at 601-354-3555.

COMPANY INFORMATION

EastGroup Properties, Inc. (NYSE: EGP), an S&P MidCap 400 company, is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 15,000 to 70,000 square foot range).  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 43 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at www.eastgroup.net.

FORWARD-LOOKING STATEMENTS

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “should,” “intends,” “plans,” “estimates” or “anticipates” and variations of such words or similar expressions or the negative of such words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. Although the Company believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to:

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

•	the Company’s ability to lease or re-lease space at current or anticipated rents;

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

•	the availability of financing;

•	failure to maintain credit ratings with rating agencies;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	natural disasters, terrorism, riots and acts of war, and the Company’s ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters;

•	attracting and retaining key personnel;

•
other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled; and

•	other risks detailed in the sections of the Company’s most recent Forms 10-K and 10-Q filed with the SEC titled “Risk Factors.”

The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
REVENUES
Income from real estate operations	$81,783	73,720	160,420	145,840
Other revenue	318	1,165	479	1,248
	82,101	74,885	160,899	147,088
EXPENSES
Expenses from real estate operations	22,922	21,453	45,224	42,129
Depreciation and amortization	27,291	22,808	51,037	44,493
General and administrative	4,506	3,740	8,350	7,203
Indirect leasing costs	103	—	196	—
	54,822	48,001	104,807	93,825
OTHER INCOME (EXPENSE)
Interest expense	(8,846)	(8,842)	(17,692)	(17,449)
Gain on sales of real estate investments	9,081	—	11,406	10,222
Other	(565)	222	(323)	976
NET INCOME	26,949	18,264	49,483	47,012
Net income attributable to noncontrolling interest in joint ventures	4	(37)	(1)	(72)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	26,953	18,227	49,482	46,940
Other comprehensive income (loss) - cash flow hedges	(3,754)	1,186	(6,067)	4,792
TOTAL COMPREHENSIVE INCOME	$23,199	19,413	43,415	51,732

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.73	0.52	1.35	1.34
Weighted average shares outstanding	36,944	35,196	36,705	34,944
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.73	0.52	1.35	1.34
Weighted average shares outstanding	37,019	35,259	36,770	34,998

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$26,953	18,227	49,482	46,940
Depreciation and amortization	27,291	22,808	51,037	44,493
Company’s share of depreciation from unconsolidated investment	35	31	70	62
Depreciation and amortization from noncontrolling interest	(46)	(44)	(93)	(88)
(Gain) on sales of real estate investments	(9,081)	—	(11,406)	(10,222)
(Gain) on sales of non-operating real estate	—	—	—	(86)
(Gain) on sales of other assets	—	—	—	(427)
FUNDS FROM OPERATIONS (“FFO”) ATTRIBUTABLE TO COMMON STOCKHOLDERS	45,152	41,022	89,090	80,672
(Gain) on casualties and involuntary conversion	(248)	(1,150)	(348)	(1,150)
FFO EXCLUDING GAIN ON CASUALTIES AND INVOLUNTARY CONVERSION	$44,904	39,872	88,742	79,522

NET INCOME	$26,949	18,264	49,483	47,012
Interest expense (1)	8,846	8,842	17,692	17,449
Depreciation and amortization	27,291	22,808	51,037	44,493
Company’s share of depreciation from unconsolidated investment	35	31	70	62
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)	63,121	49,945	118,282	109,016
(Gain) on sales of real estate investments	(9,081)	—	(11,406)	(10,222)
(Gain) on sales of non-operating real estate	—	—	—	(86)
(Gain) on sales of other assets	—	—	—	(427)
EBITDA for Real Estate (“EBITDAre”)	$54,040	49,945	106,876	98,281
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.73	0.52	1.35	1.34
FFO attributable to common stockholders	$1.22	1.16	2.42	2.31	(2)
FFO Excluding Gain on Casualties and Involuntary Conversion attributable to common shareholders	$1.21	1.13	2.41	2.27
Weighted average shares outstanding for EPS and FFO purposes	37,019	35,259	36,770	34,998

(1)  Net of capitalized interest of $1,885 and $1,401 for the three months ended June 30, 2019 and 2018, respectively; and $3,921 and $3,003 for the six months ended June 30, 2019 and 2018, respectively.

(2)  The Company initially reported FFO of $2.32 per share during the six months ended June 30, 2018. In connection with the Company's adoption of the Nareit Funds from Operations White Paper - 2018 Restatement, the Company now excludes from FFO the gains and losses on sales of non-operating real estate and assets incidental to the Company's business and therefore adjusted the prior year results, including the Company's FFO for 2018, to conform to the updated definition of FFO. There was no impact to the three months ended June 30, 2018, as there were no sales during that period.

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Continued)
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

NET INCOME	$26,949	18,264	49,483	47,012
(Gain) on sales of real estate investments	(9,081)	—	(11,406)	(10,222)
(Gain) on sales of non-operating real estate	—	—	—	(86)
(Gain) on sales of other assets	—	—	—	(427)
Net loss on other	808	—	808	—
Interest income	(34)	(35)	(67)	(90)
Other revenue	(318)	(1,165)	(479)	(1,248)
Indirect leasing costs	103	—	196	—
Depreciation and amortization	27,291	22,808	51,037	44,493
Company’s share of depreciation from unconsolidated investment	35	31	70	62
Interest expense (1)	8,846	8,842	17,692	17,449
General and administrative expense (2)	4,506	3,740	8,350	7,203
Noncontrolling interest in PNOI of consolidated 80% joint ventures	(42)	(81)	(94)	(160)
PROPERTY NET OPERATING INCOME (“PNOI”)	59,063	52,404	115,590	103,986
PNOI from 2018 and 2019 Acquisitions	(1,278)	(121)	(2,100)	(121)
PNOI from 2018 and 2019 Development and Value-Add Properties	(4,824)	(1,609)	(8,137)	(2,430)
PNOI from 2018 and 2019 Operating Property Dispositions	(129)	(415)	(416)	(987)
Other PNOI	79	118	125	219
SAME PNOI (Straight-Line Basis)	52,911	50,377	105,062	100,667
Net lease termination fee (income) from same properties	(766)	(8)	(906)	(139)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Straight-Line Basis)	52,145	50,369	104,156	100,528
Straight-line rent adjustment for same properties	(50)	(691)	(131)	(1,118)
Acquired leases - market rent adjustment amortization for same properties	(71)	(106)	(143)	(217)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Cash Basis)	$52,024	49,572	103,882	99,193

(1)  Net of capitalized interest of $1,885 and $1,401 for the three months ended June 30, 2019 and 2018, respectively; and $3,921 and $3,003 for the six months ended June 30, 2019 and 2018, respectively.

(2) Net of capitalized development costs of $1,416 and $1,110 for the three months ended June 30, 2019 and 2018, respectively; and $2,987 and $2,233 for the six months ended June 30, 2019 and 2018, respectively.